Exhibit 5.1

January 23, 2020

1847 Holdings LLC

590 Madison Avenue, 21st Floor

New York, NY 10022

Re:     Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to 1847 Holdings LLC, a Delaware limited liability company (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 23, 2020 (as amended, the “Registration Statement”), relating to the registration of 1,514,286 common shares of the Company to be sold by certain selling shareholders named in the Registration Statement (each, a “Selling Shareholder,” and collectively, the “Selling Shareholders”), comprised of: (i) 600,000 common shares (the “Shares”), (ii) 200,000 common shares (the “Warrant Shares”) issuable to a Selling Shareholder upon exercise of the Warrant (as defined below) and (iii) 714,286 common shares (the “Note Shares” and together with the Shares and the Warrant Shares, the “Registered Securities”) issuable to a Selling Shareholder upon the conversion of the Note (as defined below). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Registered Securities.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Registration Statement;

(b)	the Certificate of Formation of the Company, dated January 22, 2013, as filed with the Secretary of State of the State of Delaware on January 22, 2013;

(c)	the Second Amended and Restated Operating Agreement of the Company, dated January 19, 2018;

(d)	the Securities Purchase Agreement, dated April 5, 2019, among the Company, 1847 Goedeker Holdco Inc., 1847 Goedeker Inc. and Leonite Capital LLC, pursuant to which 50,000 of the Shares, the Warrant and the Note were issued to a Selling Shareholder (the “Leonite SPA”);

(e)	the Common Share Purchase Warrant issued by the Company to Leonite Capital LLC on April 5, 2019 (the “Warrant”);

(f)	the Secured Convertible Promissory Note issued by the Company, 1847 Goedeker Holdco Inc. and 1847 Goedeker Inc. to Leonite Capital LLC on April 5, 2019 (the “Note”);

1050 Connecticut Ave., NW, Suite 500

Washington, DC 20036

PG. 2 January 23, 2020

(g)	the Securities Purchase Agreement, dated September 15, 2013, among the Company, Ellery W. Roberts and 1847 Management Services, Inc., pursuant to which 500,000 of the Shares were issued to a Selling Shareholder (the “Roberts SPA”);

(h)	the Restricted Common Share Grant Agreement, dated September 15, 2013, among the Company, Bevilacqua PLLC (“BPLLC”) and an additional recipient named therein, pursuant to which 50,000 of the Shares were issued to a Selling Shareholder (the “Grant Agreement”); and

(i)	certain resolutions and actions of the Board of Directors of the Company relating to the approval of the Leonite SPA, the Warrant, the Note, the Roberts SPA and the Grant Agreement, the issuance and registration of the Registered Securities under the Act, and such other matters as relevant.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies. We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such documents. We have also assumed that the persons identified as officers of the Company are actually serving in such capacity and that the Registration Statement will be declared effective. In our examination of documents, we have assumed that the parties thereto, other than the Company and with respect to the Grant Agreement, BPLLC, had the power, corporate or other, to enter into and perform all obligations thereunder and, other than the Company and, with respect to the Grant Agreement, BPLLC, had the due authorization by all requisite action, corporate or other, the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares were validly issued and are fully paid and nonassessable; (ii) the Warrant Shares, when issued upon exercise of the Warrant and the payment of the exercise price, will be validly issued, fully paid and non-assessable; and (iii) the Note Shares, when issued upon conversion of the Note, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date the Registration Statement is declared effective.

The opinions we express herein are limited to matters involving the Delaware Limited Liability Company Act as currently in effect. We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal securities laws related to the issuance and sale of the Registered Securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BEVILACQUA PLLC